Exhibit 99.1

News Release

Contact:	Randy Belote (Media)
703-280-2720
randy.belote@ngc.com

Northrop Grumman Elects Michael Hardesty Corporate Vice President, Controller and Chief Accounting Officer

FALLS CHURCH, Va. - Feb. 7, 2013 - Northrop Grumman Corporation (NYSE: NOC) announced today that its board of directors has elected Michael Hardesty corporate vice president, controller and chief accounting officer, effective immediately. He will report to James F. Palmer, corporate vice president and chief financial officer (CFO). Hardesty replaces Kenneth L. Bedingfield, who has been appointed vice president, business management and CFO for the company's Aerospace Systems sector.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=17023

“Michael Hardesty is a seasoned financial executive with strong public accounting experience,” Palmer said. “His broad experience, both within Northrop Grumman and in public accounting, will contribute significantly to his leadership of the company's accounting policies and operations, as well as our drive to deliver top performance and value for our shareholders, customers and employees.”

In his role as controller and chief accounting officer, Hardesty will serve as a financial advisor to senior management and the audit committee of the board of directors. He will lead all aspects of corporate accounting operations including maintenance and enforcement of corporate accounting policies and procedures in accordance with Generally Accepted Accounting Principles and Securities and Exchange Commission requirements, ensuring the integrity of the company's financial data and reporting. He will also ensure appropriate accounting practices and strong internal controls over financial reporting and provide critical accountability for operational finance leadership across the company.

Hardesty previously served as vice president of business management and CFO for Northrop Grumman's Information Systems sector, where he was responsible for all sector business management areas encompassing finance, accounting, contracts, pricing, procurement, regulatory and export compliance, real estate and facilities.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Elects Michael Hardesty Corporate Vice President, Controller and Chief Accounting Officer	2

Since joining Northrop Grumman in 2004, Hardesty has held leadership positions at the corporate and sector levels, including vice president, internal audit for the corporation, and vice president and CFO of the company's Enterprise Shared Services and Information Technology Solutions organizations. Before joining Northrop Grumman, he spent 10 years with Deloitte & Touche, attaining the level of audit senior manager.

Hardesty earned a bachelor's degree in accounting from the University of Southern California and is a certified public accountant.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cybersecurity, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

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Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media